Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Scott D. Winters
Director - Investor Relations
713-579-6190 or 800-934-6083

FOR IMMEDIATE RELEASE

PXP ANNOUNCES THIRD QUARTER 2005 RESULTS

HOUSTON, Texas, November 3, 2005 – Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) today reported third quarter 2005 production of 61.5 thousand barrels of oil equivalent per day (BOEPD), in line with production guidance for the third quarter of 2005 of 61.0 to 63.0 thousand BOEPD. Production was lower year-over-year due to the previously announced asset sales in the fourth quarter 2004 and in the second quarter 2005 as well as the shut-in production due to Hurricanes Katrina and Rita.

Due primarily to a previously disclosed mark-to-market charge for derivative fair value losses associated with the rise in oil prices during the third quarter of 2005, PXP reported a net loss of $31.8 million, or $0.41 per share, for the quarter compared to a net loss of $47.9 million, or $0.62 per share, for the third quarter 2004. The results for the third quarter 2005 reflect the following items:

•	$141.6 million pre-tax loss on mark-to-market derivative contracts. Cash payments related to the mark-to-market derivative contracts that settled during the quarter totaled $101.4 million;

•	$25.3 million pre-tax non cash charge to revenue related to certain oil and gas hedges;

•	$40.1 million pre-tax non cash charge related to stock-based compensation; and

•	An effective tax rate of 47 percent to reflect a change in the Company’s estimated annual effective tax rate from 36 to 38 percent.

Without the effects of these items, and applying the 38 percent estimated annual effective tax rate, net income for the third quarter would have been $28.3 million, or $0.36 per share. See the end of this release for an explanation and reconciliation of non-GAAP financial measures.

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Operating cash flow, a non-GAAP measure, was $86.2 million in the third quarter of 2005 compared to $59.5 million in the third quarter of 2004.

“The third quarter results were negatively impacted by the hurricanes by lowering production and increasing unit costs but we’ve made good progress on restoring production and expect to have most of our remaining shut-in production back on line by year end,” commented James C. Flores, PXP’s Chairman, President and Chief Executive Officer.

The average realized sales price per barrel of oil equivalent (BOE) before hedging and derivative transactions was $51.03 during the third quarter of 2005 compared to $36.03 in the third quarter of 2004. Cash payments related to hedging and derivative transactions that settled during the quarter were $18.16 per BOE in 2005 compared to $11.59 in 2004.

Total production costs were $12.50 per BOE in the third quarter of 2005, compared to $10.96 per BOE in 2004. The year-over-year increase per unit is primarily attributable to higher steam gas costs, higher than expected lease operating costs due to workover activity and lost volumes associated with shut-in production from Hurricanes Katrina and Rita.

General and administrative costs for the quarter, excluding stock-based compensation, were $12.6 million. As previously announced, the Company recognized pre-tax non cash stock-based compensation costs of $40.1 million in the third quarter related to stock appreciation rights and restricted stock units.

The Company has issued stock appreciation rights (SARs) to employees and accounting for SARs requires that the Company record an expense or a credit for vested or deemed vested SARs depending on whether, during the period, the stock price either rose or fell, respectively. Accordingly, since the stock price increased from $35.53 per share on June 30, 2005 to $42.82 per share on September 30, 2005 the Company recorded a pre-tax charge of approximately $18.2 million in the third quarter for SARs. Cash payments for SARs exercised during the quarter were approximately $4.4 million. In addition, the Company recognized approximately $21.9 million of pre-tax non cash expense related to the vesting of restricted stock and restricted stock units. During the quarter, the Company issued approximately 0.8 million shares of common stock upon the vesting of restricted stock units.

For the first nine months of 2005 PXP reported production of 65.1 thousand BOEPD compared to 57.6 thousand BOEPD for the first nine months of 2004. Operating cash flow, a non-GAAP measure, was $247.9 million in the first nine months of 2005 compared to $150.5 million in the prior year period.

Due primarily to a mark-to-market charge for derivative fair value losses associated with the rise in oil prices during the first nine months, PXP reported a net loss of $284.8 million, or $3.67 per share. During the first nine months, PXP recognized the following items:

•	$629.6 million pre-tax loss on mark-to-market derivative contracts. Cash payments related to the mark-to-market derivative contracts that settled during the period totaled $189.3 million;

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•	$59.2 million pre-tax non cash charge to revenue related to certain oil and gas hedges; and

•	$72.7 million pre-tax non cash charge related to stock-based compensation.

Without the effects of these items, and applying the 38 percent estimated annual effective tax rate, net income for the first nine months of 2005 would have been $74.8 million, or $0.97 per share.

The average realized sales price per BOE before hedging and derivative transactions was $44.08 during the first nine months of 2005 compared to $34.28 in the first nine months of 2004. Cash payments related to hedging and derivative transactions that settled during the first nine months were $13.84 per BOE in 2005 compared to $9.46 in 2004.

Oil and gas capital expenditures for the third quarter were $112.5 million compared to $57.7 million for the prior year period. For the nine months ended September 30, 2005, oil and gas capital expenditures were $315.1 million compared to $146.5 million for the prior year period. These amounts exclude the cost of acquisitions.

Operational Update

At PXP’s Rocky Point development program offshore California, the third extended reach development well has just been brought on to sales after side-track drilling and completion operations. The initial test rate is approximately 2,800 BOEPD. PXP’s income interest is 57.7 percent. This well was re-drilled in a near horizontal trajectory through the reservoir resulting in approximately 3,100 feet of pay zone exposure to the wellbore. The second Rocky Point development well is available for a similar type of sidetrack if warranted based on sustained performance of the initial side-track test.

During 2005 in the San Joaquin Valley (SJV) of California, PXP has drilled 223 wells through the end of October consisting of 74 wells in Midway Sunset Field, 86 wells in Cymric Field, 56 wells in South Belridge Field with the remainder in other SJV fields. The wells are a mix of vertical and horizontal cyclic steam producers and vertical continuous steam injectors. Pay zone targets are both sands and diatomite reservoirs in further development of existing thermal projects as well as expansion into new “cold” reservoir sections. PXP’s working interest in its leases in the Midway Sunset, Cymric, and South Belridge Fields is typically 100 percent.

In PXP’s Deep Inglewood Project in the Los Angeles Basin, PXP has completed a total of 38 wells below the Vickers-Rindge water-flood horizon as of October 31. Included in that total are 24 wells in the Sentous Formation which is typically the deepest productive zone and an additional 14 wells in the Moynier Formation, a new water-flood target. Moynier water injection started in August, 2005. Present Moynier water-flood pattern production is about 300 BOEPD from five completed producers. PXP is continuing to operate three drilling rigs in the Inglewood Field. PXP’s working interest in the Inglewood Field is 100 percent.

In PXP’s Eastern Development Unit, a second discovery in the Queen Bess Isle Field in Jefferson Parish, Louisiana was made in the third quarter. The well is on line to sales at a gross

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rate of 9.9 million cubic feet per day (MMCFD) and 220 barrels of condensate per day. PXP operates the well with an income interest of approximately 56 percent. This is PXP’s second successful Queen Bess well following on the initial Queen Bess discovery made earlier this year. A third Queen Bess Field area prospect is currently drilling. In the greater Breton Sound area of Louisiana, three new drills originally anticipated for the second half of 2005 have been pushed back due to Hurricane Katrina. One is now anticipated to begin later in the fourth quarter and the remaining two are expected to be drilled in the first quarter of 2006. Total production deferred due to the impacts of Hurricanes Katrina and Rita is approximately 280 net MBOE through October 31, 2005. Current PXP net shut-in volume is approximately 1,710 BOEPD, down from 5,400 net BOEPD immediately after Hurricane Katrina.

In the Miocene Trend of the Green Canyon-Walker Ridge portion of the deep water Gulf of Mexico, PXP is currently participating in two exploratory wells. The Pathfinder Prospect operated by Shell is currently waiting on rig repairs due to damage from Hurricane Katrina. The Bigfoot Prospect operated by Chevron is currently drilling. An additional well at the Caesar Prospect operated by Kerr-McGee is expected to start in late 2005 or early 2006.

Third Quarter Earnings Conference Call

PXP will host a conference call to discuss the results and other forward-looking items at 10:00 a.m. Central time today. Investors wishing to participate may dial 1-800-370-0740 or 1-973-409-9259. The replay will be available through November 17, 2005 and can be accessed by dialing 1-877-519-4471 or 1-973-341-3080, Replay ID: 6598366.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore and offshore California, West Texas and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

•	reserve and production estimates,

•	oil and gas prices,

•	the impact of derivative positions,

•	production expense estimates,

•	cash flow estimates,

•	future financial performance,

•	planned capital expenditures, and

•	other matters that are discussed in PXP’s filings with the SEC.

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These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2004, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

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Plains Exploration & Production Company

Consolidated Statements of Income

(amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues
Oil sales	$217,747	$148,667	$515,132	$297,502
Gas sales	44,231	60,827	152,608	156,989
Other operating revenues	641	867	2,262	1,601

	262,619	210,361	670,002	456,092

Costs and Expenses
Production costs
Lease operating expenses	36,284	44,501	105,489	92,066
Steam gas costs	17,932	14,309	51,017	22,620
Electricity	8,917	9,207	23,678	21,720
Production and ad valorem taxes	5,111	6,565	18,414	15,118
Gathering and transportation expenses	2,467	2,581	8,416	5,567
General and administrative
G&A excluding items below	12,638	12,236	35,876	27,746
Stock appreciation rights	18,224	15,023	44,101	28,449
Other stock-based compensation	21,902	2,267	28,657	6,645
Depletion, depreciation, and amortization	40,626	42,820	129,964	88,651
Accretion expense	1,926	2,987	5,605	5,591

	166,027	152,496	451,217	314,173

Income from Operations	96,592	57,865	218,785	141,919
Other Income (Expense)
Gain (loss) on mark-to-market derivative contracts	(141,646)	(124,651)	(629,569)	(125,842)
Loss on debt extinguishment	—	—	—	(19,691)
Interest expense	(14,478)	(10,969)	(40,039)	(26,506)
Interest and other income (expense)	(392)	364	(220)	669

Income (Loss) Before Income Taxes	(59,924)	(77,391)	(451,043)	(29,451)
Income tax (expense) benefit
Current	757	(463)	(573)	(607)
Deferred	27,318	29,876	166,819	11,371

Net Income (Loss)	$(31,849)	$(47,978)	$(284,797)	$(18,687)

Earnings (Loss) per Share
Basic	$(0.41)	$(0.62)	$(3.67)	$(0.32)
Diluted	$(0.41)	$(0.62)	$(3.67)	$(0.32)
Weighted Average Shares Outstanding
Basic	78,053	76,977	77,531	59,008
Diluted	78,053	76,977	77,531	59,008

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Plains Exploration & Production Company

Operating Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Total Period Production
Oil and Liquids (MBbls)	4,635	5,232	13,792	11,174
Gas (MMcf)	6,135	10,863	23,913	27,731
MBOE	5,657	7,043	17,777	15,796
Average Daily Production
Oil and Liquids (Bbls)	50,374	56,870	50,520	40,781
Gas (Mcf)	66,687	118,076	87,593	101,208
BOE	61,487	76,549	65,117	57,650
Unit Economics (in dollars)
Average Prices
NYMEX Oil	$63.16	$43.85	$55.45	$39.13
Henry Hub gas	8.52	5.99	7.18	5.89
Average Realized Sales Price Before Hedging
Oil (per Bbl)	$52.53	$36.64	$45.69	$34.20
Gas (per Mcf)	7.37	5.71	6.43	5.74
Per BOE	51.03	36.03	44.08	34.28
Production expenses per BOE
Lease operating expenses	$6.41	$6.32	$5.93	$5.83
Steam gas costs	3.17	2.03	2.87	1.43
Electricity	1.58	1.31	1.33	1.38
Production and ad valorem taxes	0.90	0.93	1.04	0.96
Gathering and transportation expenses	0.44	0.37	0.47	0.35
Cash payments related to 2005 and 2004 derivative contracts that settled during the periods were as follows ($/millions):
Contracts accounted for using hedge accounting
Oil	$—	$67.0	$53.0	$122.8
Gas	1.3	3.8	3.7	10.1
Mark-to-market contracts	101.4	10.7	189.3	16.3

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PLAINS EXPLORATION & PRODUCTION COMPANY

CONSOLIDATED BALANCE SHEETS

(in thousands of dollars)

	September 30, 2005	December 31, 2004
ASSETS
Current Assets
Cash and cash equivalents	$1,306	$1,545
Accounts receivable	135,333	122,288
Inventories	9,565	8,505
Deferred income taxes	142,597	76,823
Assets held for sale	—	44,222
Other current assets	5,315	4,784

	294,116	258,167

Property and Equipment, at cost
Oil and natural gas properties - full cost method
Subject to amortization	2,513,945	2,402,179
Not subject to amortization	89,101	79,405
Other property and equipment	16,069	12,546

	2,619,115	2,494,130
Less allowance for depreciation, depletion and amortization	(450,562)	(323,041)

	2,168,553	2,171,089

Goodwill	172,558	170,467

Other Assets	36,152	33,522

	$2,671,379	$2,633,245

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$124,333	$90,469
Commodity derivative contracts	173,330	175,473
Royalties payable	49,223	39,174
Stock appreciation rights	68,291	34,589
Interest payable	11,481	13,070
Deposit on assets held for sale	—	40,711
Other current liabilities	35,148	32,909

	461,806	426,395

Long-Term Debt
8.75% Senior Subordinated Notes	276,586	276,727
7.125% Senior Notes	248,813	248,741
Revolving credit facility	238,500	110,000

	763,899	635,468

Other Long-Term Liabilities
Asset retirement obligation	144,286	126,850
Commodity derivative contracts	440,774	244,140
Other	7,434	10,534

	592,494	381,524

Deferred Income Taxes	228,405	319,483

Stockholders’ Equity
Common stock	784	772
Additional paid-in capital	931,893	913,466
Retained earnings (deficit)	(204,449)	80,406
Accumulated other comprehensive income	(103,248)	(123,874)
Treasury stock, at cost	(205)	(395)

	624,775	870,375

	$2,671,379	$2,633,245

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Plains Exploration & Production Company

Consolidated Statements of Cash Flows

(thousands of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(31,849)	$(47,978)	$(284,797)	$(18,687)
Items not affecting cash flows from operating activities
Depreciation, depletion, amortization and accretion	42,552	45,807	135,569	94,242
Deferred income taxes	(27,318)	(29,876)	(166,819)	(11,371)
Debt extinguishment costs	—	—	—	(4,453)
Commodity derivative contracts
Loss (gain) on derivatives	66,924	84,777	358,838	66,206
Reclassify financing derivative settlements	94,190	41,512	364,932	61,274
Noncash compensation
Stock appreciation rights	13,829	14,311	30,729	17,884
Other noncash compensation	22,064	(7,564)	29,078	6,736
Other noncash items	(23)	(13)	(69)	(92)
Changes in operating assets and liabilities
Commodity derivative contracts	7,590	4,495	(135,348)	15,635
Other	(13,252)	25,825	(43,938)	22,795

Net cash provided by operating activities	174,707	131,296	288,175	250,169

CASH FLOWS FROM INVESTING ACTIVITIES
Exploration, development and other costs	(80,812)	(63,683)	(261,576)	(142,099)
Acquisition of oil and gas properties	(13,427)	—	(131,802)	—
Acquisition of Nuevo, net of cash acquired	—	(412)	—	(14,156)
Proceeds from property sales	2,127	58,048	343,096	85,892
Other	(927)	(537)	(3,523)	(5,739)

Net cash used in investing activities	(93,039)	(6,584)	(53,805)	(76,102)

CASH FLOWS FROM FINANCING ACTIVITIES
Change in revolving credit facilities	12,000	(90,000)	128,500	52,000
Proceeds from debt issuance	—	—	—	248,695
Retirement of debt assumed in acquisition of Nuevo	—	—	—	(405,000)
Debt issuance costs	(31)	(1,189)	(1,521)	(8,988)
Derivative settlements	(94,190)	(41,512)	(364,932)	(61,274)
Other	890	1,096	3,344	913

Net cash used in financing activities	(81,331)	(131,605)	(234,609)	(173,654)

Net increase (decrease) in cash and cash equivalents	337	(6,893)	(239)	413
Cash and cash equivalents, beginning of period	969	8,683	1,545	1,377

Cash and cash equivalents, end of period	$1,306	$1,790	$1,306	$1,790

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Plains Exploration & Production Company

Summary of Open Derivative Positions

Period	Commodity	Instrument Type	Daily Volumes	Average Price	Index
Sales of Production

Qualified for Hedge Accounting
2005
4th Qtr	Natural gas	Swap	5,000 /MMBtu	$4.40	Waha

Not Qualified for Hedge Accounting
2005
$26.00 Floor-
4th Qtr	Crude oil	Collar	14,000 /Bbls	$29.33 Ceiling	WTI
$25.00 Floor-
4th Qtr	Crude oil	Collar	22,000 /Bbls	$34.76 Ceiling	WTI

2006
Jan - Dec	Crude oil	Put options	50,000 /Bbls	$55.00 Strike price	WTI

2007
$25.00 Floor-
Jan - Dec	Crude oil	Collar	22,000 /Bbls	$34.76 Ceiling	WTI
Jan - Dec	Crude oil	Put options	50,000 /Bbls	$55.00 Strike price	WTI

2008
$25.00 Floor-
Jan - Dec	Crude oil	Collar	22,000 /Bbls	$34.76 Ceiling	WTI

Purchases of Natural Gas

Qualified for Hedge Accounting
2005
4th Qtr	Natural gas	Swap	8,000 /MMBtu	$3.85	Socal

Not Qualified for Hedge Accounting
2006
Jan - Dec	Natural gas	Call options	30,000 /MMBtu	$12.00 Strike price	Socal

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Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measures

The following is a reconciliation of net cash provided by operating activities to operating cash flow. Management believes that the non-GAAP measure of operating cash flow is useful information for investors because it is used internally, illustrative of the non-cash impact of the Company’s derivative contracts and accepted by the investment community as a means of measuring the Company’s ability to fund capital expenditures and service debt.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(millions of dollars)
Net cash provided by operating activities (GAAP)	$174.7	$131.3	$288.2	$250.2
Changes in operating assets and liabilities
Commodity derivative contracts	(7.6)	(4.5)	135.3	(15.6)
Other	13.2	(25.8)	43.9	(22.8)
Cash payments for commodity derivative contracts that settled during the period that are reflected as financing cash flows in the statement of cash flows	(94.1)	(41.5)	(219.5)	(61.3)

Operating cash flow (Non-GAAP)	$86.2	$59.5	$247.9	$150.5

	2005
	1st Qtr	2nd Qtr	3rd Qtr	9 Months
	(millions of dollars)
Net cash provided by operating activities (GAAP)	$97.8	$15.7	$174.7	$288.2
Changes in operating assets and liabilities
Commodity derivative contracts	(3.0)	145.9	(7.6)	135.3
Other	34.1	(3.4)	13.2	43.9
Cash payments for commodity derivative contracts that settled during the period that are reflected as financing cash flows in the statement of cash flows	(50.8)	(74.6)	(94.1)	(219.5)

Operating cash flow (Non-GAAP)	$78.1	$83.6	$86.2	$247.9

Operating cash flow is calculated by adjusting the GAAP measure of cash provided by operating activities to exclude changes in assets and liabilities and include derivative cash flows that are classified as a financing activity in the statement of cash flows. Pursuant to SFAS 149 “Amendment of SFAS 133, Derivative Instruments and Hedging Activities”, certain of our derivative instruments are deemed to contain a significant financing element and cash flows associated with these positions are required to be reflected as financing activities. The cash flows that were reclassified in the tables above reflect settlements for 2005 and 2004 positions and do not include the $145.4 million that we paid in the second quarter of 2005 to eliminate our 2006 collar positions.

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Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measures

The following is a reconciliation of net income (loss) to net income (loss) excluding certain items. Management believes that the non-GAAP measure of net income (loss) excluding certain items is useful information for investors because it is used internally and is accepted by the investment community as a means to evaluate the Company’s ongoing results of operations.

	Third Quarter 2005	Nine Months 2005
	(millions of dollars)
Net income (loss)	$(31.8)	$(284.8)
Loss on mark-to-market derivative contracts	141.6	629.6
Cash payments on mark-to-market derivative contracts	(101.4)	(189.3)
Non cash charge to revenue for oil and gas hedges	25.3	59.2
Non cash charge related to stock-based compensation	40.1	72.7
Tax effect of foregoing adjustments at 38%	(40.4)	(218.9)
Adjust effective tax rate to 38%	(5.1)	6.3

Net income (loss) excluding certain items (Non-GAAP)	$28.3	$74.8

The cash payments on mark-to-market derivative contracts in the table above reflects settlements for 2005 positions. The amount for the nine months of 2005 does not include the $145.4 million that we paid in the second quarter of 2005 to eliminate our 2006 collar positions.

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